Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Petro River Oil Corp. on Form S-8 (File No. 333-199039) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated August 13, 2015, with respect to our audits of the consolidated financial statements of Petro River Oil Corp. and Subsidiaries as of April 30, 2015 and 2014 and for the years ended April 30, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Petro River Oil Corp. for the year ended April 30, 2015.

/s/ Marcum llp

Marcum llp
New York, NY
August 13, 2015